UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2020

GREENBOX POS
(Exact name of registrant as specified in its charter)

Nevada	001-34294	22-3962936
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 Rio San Diego Dr, Suite 102 San Diego, CA 92108
(Address of principal executive offices) (Zip Code)

(619) 631-8261

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

GreenBox POS LLC, a Washington limited liability company (“PrivCo”) is controlled by Mr. Ben Errez and Mr. Fredi Nisan.

As of April 29, 2020, PrivCo owned approximately seventy-eight percent (78%) of the issued and outstanding shares of common stock of GreenBox POS, a Nevada corporation (the “Company”). Messrs. Errez and Nisan are the sole officers and sole directors of the Company. Through their shared majority ownership of PrivCo, each of Messrs. Errez and Nisan controlled, as of April 29, 2020, approximately thirty-nine percent (39%) of the Company’s issued and outstanding shares.

On April 30, 2020, in connection with an October 2019 asset purchase agreement between PrivCo and Sky Financial and Intelligence, LLC, a Wyoming limited liability company controlled by Mr. Kenneth Haller (“Sky Financial”), PrivCo transferred seventeen million (17,000,000) shares of the Company’s common stock owned by PrivCo to Mr. Haller (the “Share Transfer”). PrivCo, via the October 2019 asset purchase agreement, bought from Sky Financial proprietary technology to manage and scale large transactional volume.

Following the Share Transfer, PrivCo owned approximately sixty-nine percent (69%) of the Company’s issued and outstanding shares. Through their shared majority ownership of PrivCo, each of Messrs. Errez and Nisan controlled, following the Share Transfer, approximately thirty-four and one-half half percent (34.5%) of the Company’s issued and outstanding shares. Following the Share Transfer, Mr. Haller owned approximately nine and four-tenths percent (9.4%) of the Company’s issued and outstanding shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENBOX POS

Date: June 5, 2020	By:	/s/ Ben Errez
Name: Ben Errez
Title: Executive Vice President